AMENDMENT NO. 2 TO THE
                     APPLIED MATERIALS, INC.
              EXECUTIVE DEFERRED COMPENSATION PLAN


          APPLIED MATERIALS, INC., having adopted the Applied Materials, Inc. Executive Deferred Compensation Plan effective as of July 1, 1993 (the "Plan"), hereby amends
Section 2.1.2 of the Plan, effective as of January 1, 1994, to read in its entirety as follows:
               2.1.2 Initial Elections by Other Employees. Each individual who becomes an Eligible Employee after July 1, 1993 (whether by hire or promotion) may elect to become a Participant in the Plan by electing, within thirty days of the date of his or her hire or promotion (as the case may be), to make Compensation Deferrals under the Plan. An election under this Section 2.1.2 to make Compensation Deferrals shall be effective only for the Plan Year with respect to which the election is made.

          IN WITNESS WHEREOF, Applied Materials, Inc., by its duly authorized officer, has executed this Amendment No. 2 on the date indicated below.
                                   APPLIED MATERIALS, INC.


Dated:  ____________________       By ___________________________
                                      Title: